Exhibit 99.1

Key Energy Services, Inc.

News Release

For Immediate Release:                       Contact: John Daniel

Monday, December 1, 2003                (215) 862-7900

KEY ENERGY ANNOUNCES NEW PRESIDENT AND CHIEF OPERATING OFFICER

MIDLAND, TX, December 1, 2003 – Key Energy Services, Inc. (NYSE: KEG) announced today that the Company has reached an agreement with Richard J. Alario to become the Company’s President and Chief Operating Officer.  Mr. Alario will join Key from BJ Services Company where he served as Vice President since May 2002 when OSCA, Inc. was acquired by BJ Services.  Prior to joining BJ Services, Mr. Alario had over 21 years of service in various capacities with OSCA, an oilfield services company that specialized in integrated completion services, marine well servicing and coiled tubing conveyed well stimulation. Serving as its Executive Vice President, Mr. Alario directed all of OSCA’s operations immediately prior to the acquisition.

In addition to taking over the role of President from Francis D. John, Mr. Alario will replace James J. Byerlotzer, the Company’s current Chief Operating Officer. Mr. John will retain his position as Chairman of the Board and Chief Executive Officer while Mr. Byerlotzer will become Vice Chairman and continue to focus on safety, training and well service technology until he retires. Mr. Byerlotzer’s role as Vice Chairman will be an executive officer position rather than a Board position. These changes are expected to become effective no later than January 2004.

Mr. John commented, “Appointing Dick Alario as President and Chief Operating Officer is the right management move at this junction for the Company.  As we have consistently stated, one of our strategic objectives is to grow our domestic rental tool and production service operations and to expand in the international markets beyond our current operations in Argentina and Egypt.  With Mr. Alario’s proven experience in international markets coupled with his sales and marketing expertise, we are confident that the Company will be successful in achieving these goals.  We also believe that under Mr. Alario’s leadership, Key will continue to develop and improve its integrated production services marketing approach to meet its customers’ requirements.”

Mr. John added, “I would also like to publicly acknowledge the contribution that Mr. Byerlotzer has made over the years in helping Key to become the world’s largest well service company.  His successful implementation of numerous corporate culture initiatives, particularly in safety, training and technology, has truly transformed the Company.  In his new role as Vice Chairman, he will continue to focus on these areas as he transitions into retirement.”

Key Energy Services is the world’s largest rig-based, onshore well service company and owns and/or operates approximately 1,498 well service rigs, 2,448 oilfield service vehicles, as well as 76 drilling rigs.  The Company provides diversified energy operations including well servicing, contract drilling, pressure pumping, fishing and rental tool services and other oilfield services.  The Company has operations in all major onshore oil and natural gas producing regions of the continental United States and internationally in Argentina, Egypt and  Canada.

Certain comments contained in this news release concerning the business outlook and anticipated financial results of the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that act.  Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects”, “believes”, “anticipates” and similar phrases.  The forward-looking statements are based upon management’s expectations and beliefs and, although these statements are based upon reasonable assumptions, there can be no assurances that the financial results or components will be as estimated.  The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

6 Desta Drive, Midland, TX 79705